Exhibit 21.1

SUBSIDIARIES OF STRONGBRIDGE BIOPHARMA PLC

Cortendo AB (Sweden)

Cortendo Invest AB (Sweden)

BioPancreate Inc. (Delaware)

Cortendo Cayman Ltd. (Cayman Islands)